EXHIBIT 21.1

COMVERGE, INC.

List of Subsidiaries

6D Comverge, Inc.
Alternative Energy Resources, Inc.
Clean Power Markets, Inc.
Comverge Energy Management, Inc.
Comverge Energy Partners, Ltd.
Comverge Canada, Inc.
Comverge Giants, LLC
Comverge Utah, Inc.
Enerwise Global Technologies, Inc.
PES NY, LLC
Public Energy Solutions NY, LLC
Public Energy Solutions, LLC
Public Electric, Inc.